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            ADDENDUM TO THE CUSTODIAN AGREEMENT

THIS ADDENDUM TO THE CUSTODIAN AGREEMENT dated November 13, 1996 between Strategist World Fund, Inc. (the "Company") on behalf of its underlying series funds: Strategist Emerging Markets Fund and Strategist World Technologies Fund (each referred to as the "Fund" and collectively referred to as the "Funds"); American Express Trust Company (the "Custodian") and American Express Financial Corporation ("AEFC") is made pursuant to Section 12 of the agreement to reflect the Company's arrangement of investing all of the Funds' assets in corresponding portfolios of a master trust.

The Company, the Custodian and AEFC agree as follows:

The parties to this Agreement acknowledge that, so long as the Funds invest all of their assets in corresponding portfolios of a master trust, the only assets held by the Funds will be units of the corresponding portfolios of the master trust. The parties agree that the Custodian is entitled to rely upon AEFC for an accounting of the number of units held, purchased or redeemed by the Company and to delegate to AEFC responsibility for all reporting to the Company. AEFC agrees to indemnify and hold harmless the Custodian from all claims and liabilities incurred or assessed against the Custodian in connection with the accounting for and reporting to the Company by AEFC.

IN WITNESS WHEREOF, the Company, the Custodian and AEFC have caused this Addendum to the Custodian Agreement to be executed on November 13, 1996 which shall remain in effect until terminated by one of the parties on written notice to the other parties to this Addendum.

STRATEGIST WORLD FUND, INC.
  Strategist Emerging Markets Fund
  Strategist World Technologies Fund



__/s/ James A. Mitchell_________
    James A. Mitchell
    President

AMERICAN EXPRESS TRUST COMPANY


__/s/ Chandrakant A. Patel______
    Chandrakant A. Patel
    Vice President

AMERICAN EXPRESS FINANCIAL CORPORATION


__/s/ Michael J. Hogan__________
    Michael J. Hogan
    Vice President